Exhibit 21


                              LIST OF SUBSIDIARIES

                                                          Jurisdiction of
Name                                                      Incorporation
----                                                      ---------------
KC Development, LLC                                       Delaware
KC Distance Learning, Inc.                                Delaware
KC Opco, LLC                                              Delaware
KC Propco, LLC                                            Delaware
KinderCare Learning Centres Limited                       United Kingdom
KinderCare Properties Limited (subsidiary of
  KinderCare Learning Centres, Limited)                   United Kingdom
KinderCare Real Estate, LLC                               Delaware
Mini-Skools, Inc. (subsidiary of Mini-Skools Ltd.)        Delaware
Mini-Skools Limited                                       Alberta, Canada
Mulberry Child Care Centers, Inc.                         Delaware